Exhibit 99.2

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Elects James T. Brown President and COO
James J. Volker Remains Chairman and CEO
Mark R. Williams Elected Senior Vice President, Exploration and Development
DENVER — December 16, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced that its Board of Directors elected James T. Brown President and Chief Operating Officer of Whiting Petroleum Corporation, effective January 1, 2011. Mr. Brown joined Whiting Petroleum Corporation in May 1993 as a consulting engineer, became Operations Manager in 1999, was elected Vice President of Operations in 2000 and has held the position of Senior Vice President since May 2007. He began his career with Shell Oil Company in 1975 and subsequently held engineering and supervisory positions at BP and his own consulting firm. He has oil and gas experience in most Lower 48 basins as well as Alaska. Mr. Brown holds a Bachelor’s Degree in civil engineering from the University of Wyoming and an MBA from the University of Denver.
James J. Volker continues to serve as Chairman and Chief Executive Officer of Whiting Petroleum Corporation. Mr. Volker joined Whiting in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has more than 39 years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates course of study in reservoir engineering.

Whiting’s Board of Directors also elected Mark R. Williams to the position of Senior Vice President, Exploration and Development of Whiting Petroleum Corporation. Mr. Williams joined the Company in December 1983 as Exploration Geologist and has been Vice President of Exploration and Development at Whiting since December 1999. He has 27 years of domestic and international experience in the oil and gas industry. Mr. Williams holds a Master’s Degree in geology from the Colorado School of Mines and a Bachelor’s Degree in geology from the University of Utah.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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